Exhibit 99.2

For Immediate Release	Contact:	Media:
Maria C. Gemskie
312.435.3620
news@cbot.com

Investors:
Tami Kamarauskas
312-789-8532
InvestorRelations@cbot.com

CBOT Board Sets Annual Meeting Date; Elects Not to Pursue Organized Sale

Chicago, IL, February 22, 2006 – CBOT Holdings, Inc., parent company of the Chicago Board of Trade (CBOT®), one of the world’s leading derivatives exchanges, announced today that its Board of Directors has set Tuesday, May 2, 2006 as the date for its Annual Meeting of Stockholders. The record date for the Annual Meeting will be March 22, 2006.

The Company also announced that its Board has elected not to pursue an organized sale of shares held by CBOT members. The shares issued to CBOT members in connection with the Company’s April 2005 demutualization were issued in three series, Series A-1, A-2 and A-3. The shares are subject to restrictions on transfer that terminate on April 22, 2006 (for the A-1 shares), October 19, 2006 (for the A-2 shares) and April 17, 2007 (for the A-3 shares). The Company’s amended and restated certificate of incorporation gives the Company the right to conduct an organized sale of the shares held by members in connection with each of these dates, which would extend the period during which the shares are subject to restrictions on transfer by approximately three months. The Company conducted a survey of members to determine whether they would be interested in participating in an organized sale. Based on the results of that survey, the Company has determined not to proceed with an organized sale. As a result, the restrictions on transfer of the Series A-1 shares will terminate on April 22, 2006. Additional information regarding the restrictions on transfer of the shares held by CBOT members and the organized sale procedure is available in the prospectus for the Company’s initial public offering, which was filed with the SEC on October 19, 2005.

About the CBOT

As one of the leading global derivative exchanges, the Chicago Board of Trade provides a diverse mix of financial, equity, and commodity futures and options-on-futures products. Building on its 157-year history, the CBOT continues to advance into the future using the strength of deep liquidity, market integrity and member-trader expertise. Using superior trading technology in both electronic and open-auction trading platforms, the CBOT provides premier customer service to risk managers and investors worldwide. For more information, please visit our web site at www.cbot.com.